Exhibit 99.1

Illumina announces CEO transition plan

SAN DIEGO, June 11, 2023 /PRNewswire/ -- Illumina Inc. (NASDAQ: ILMN), a global leader in DNA sequencing and array-based technologies, today announced that its Board of Directors has accepted the resignation of Francis deSouza as Illumina's Chief Executive Officer and as a Director, effective Sunday, June 11. Charles Dadswell, Senior Vice President and General Counsel, has been named interim CEO while the Board of Directors conducts a search for a new CEO. Mr. deSouza will stay on in an advisory capacity until July 31, 2023.

Illumina's Board said it is appreciative of Mr. deSouza's contributions and commitment to the company and all of its stakeholders.

"We thank Francis for his contributions and leadership, and are very excited about embarking on the next chapter of Illumina's great journey," said Stephen P. MacMillan, Chair of the Board of Illumina. "Illumina's technology remains at the forefront of DNA sequencing and has continued to set the pace for the industry. We are confident Illumina can continue to execute on its goals while we conduct and complete a CEO search process."

"It has been the privilege of a lifetime to serve Illumina. When I joined this company in 2013, we talked about making the company more clinical, more digital, and more global. On behalf of patients, clinicians and physicians everywhere, I'd like to thank the thousands of Illumina employees who made it happen," said Mr. deSouza. "We have made great progress together, but I believe we are still at the very beginning of the impact Illumina will have on human health by unlocking the power of the genome."

The Board of Directors is conducting a search for a new CEO looking at internal and external candidates. The Board is focused on finding a world-class business leader who can drive advancements in healthcare, growth and shareholder value.

Forward-Looking Statements

This communication contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding mandates, the future, business plans and other statements that are not historical in nature. These statements are made on the basis of Illumina's views and assumptions regarding future events and business performance and plans as of the time the statements are made. These forward-looking statements may be accompanied by such words as "anticipate," "believe," "could," "estimate," "expect," "forecast," "intend," "may," "plan," "potential," "project," "target," "will" and other words and terms of similar meaning. Illumina does not undertake any obligation to update these statements unless required by applicable laws or regulations, and you should not place undue reliance on forward-looking statements. Specific factors are set forth in Illumina's Annual Report on Form 10-K for the year ended January 1, 2023 under the caption "Risk Factors", in information disclosed in public conference calls, the date and time of which are released beforehand, and in filings with the Securities and Exchange Commission including, among others, quarterly reports on Form 10-Q.

Investors:
Salli Schwartz
858-291-6421
IR@illumina.com

Media:
David McAlpine
347-327-1336
PR@illumina.com